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                                                                    EXHIBIT 99.1
                        [ESENJAY EXPLORARTION, INC LOGO]

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FOR IMMEDIATE RELEASE             NEWS  RELEASE  NUMBER                  02 - 01
                                CONTACT: Esenjay Exploration, Inc.
                                         Investor and Media Relations
                                         c/o Shimmerlik Corporate Communications
                                         Warren Shimmerlik(212)247-5200
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                            ESENJAY EXPLORATION, INC.
                     ENTERS INTO ACQUISITON TRANSACTION WITH
                     SANTOS AMERICAS AND EUROPE CORPORATION
           Board of Directors Votes to Accept and Support Transaction

HOUSTON, TEXAS - MARCH 18, 2002 - Esenjay Exploration, Inc. (NASDAQ: ESNJ) today announced that Santos Americas and Europe Corporation ("Santos") and Esenjay have entered into an agreement providing for Santos' acquisition of the entire outstanding equity interest in Esenjay by means of a tender offer for all of Esenjay's outstanding common shares at a price of US$2.84 per share in cash and a follow-on merger at the same price. Under the terms agreed, Santos expects to initiate a formal offer within the next several days after all required regulatory filings have been completed. Once commenced, the offer will remain open for at least 20 business days.

Santos is a wholly-owned subsidiary of the ultimate parent entity, Santos Ltd. (NASDAQ: STOSY; ASX: STO), an Australian listed company. The Santos Ltd. group is Australia's largest onshore natural gas producer and has interests in the United States and South East Asia. As at the end of December 2001, the Santos Ltd. group had total assets of more than A$5 billion and over 1,700 employees.

The Santos offer is conditioned on the receipt of at least a majority of Esenjay's outstanding shares. If Santos receives at least a majority of Esenjay's outstanding shares, it will acquire all remaining outstanding Esenjay shares through a subsequent merger, the timing of which would be announced at a later date. Esenjay shareholders who do not participate in the tender offer would also receive $2.84 per share in cash in the merger. As of March 1, 2002 Esenjay had 19,121,598 shares outstanding. It also had outstanding options and warrants, which would be in the money at $2.84 per share, to purchase an additional 2,537,169 Esenjay common shares.

At a meeting held on Saturday, March 16, 2002, Esenjay's board of directors voted to accept and support the Santos tender offer and voted to recommend that Esenjay shareholders accept the cash tender offer and approve the merger. In addition, as a condition to the offer, Esenjay's two major shareholders and the Chairman of the board of directors have agreed to tender all of the shares owned by them (representing 9,991,662 shares or 52% of Esenjay's total outstanding shares) in the Santos tender offer and have granted Santos the option to acquire all of their shares if the tender offer is not consummated for certain reasons.

In voting to accept and support the Santos tender offer, Esenjay's board of directors considered a number of factors, including the following. Esenjay has historically been forced to constrain capital spending and to sell larger than desired interests in its

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properties in order to fund its capital program, which has resulted in lower than expected reserve growth. As part of the Company's evaluation of strategic alternatives, a process initially undertaken in late 2000, the board recognized that its inability to access sufficient capital at an acceptable cost would be an ongoing impediment to the Company's ability to fully exploit its sizable asset base. The Company and its financial advisors do not anticipate a meaningful improvement in the access to affordable capital in the foreseeable future and that the substantial reserve potential that Esenjay believes exists in its prospect inventory may be difficult to realize. With this in mind, and after revisiting strategic alternatives and potential transactions available to the Company in the current marketplace, the board believes that the Santos transaction will provide Esenjay shareholders the best opportunity to realize value.

As part of the decision to accept and support the Santos tender offer, Esenjay's board of directors engaged Hibernia Southcoast Capital, Inc. to evaluate the offer. This investment banking firm indicated its belief that the offer represents a fair price, based on the estimated current value of Esenjay's proven reserves and prospect inventory.

Esenjay anticipates releasing its year-end 2001 natural gas and oil reserves later this week and releasing fourth quarter and full year financial results on or before March 31, 2002. This additional information should aid shareholders in making an informed decision regarding the tender offer.

Texas based Esenjay Exploration, Inc. is a natural gas oriented exploration company targeting under-drilled deeper formations in onshore gulf coast basins. Utilizing mostly proprietary 3-D seismic data, the Company has built a sizable inventory of high potential exploration prospects in the deep Frio and Wilcox trends, as well as in the shallower Yegua and Hackberry trends.

THE INFORMATION CONTAINED IN THIS PRESS RELEASE INCLUDES A SUMMARY OF THE PROPOSED TRANSACTION WITH SANTOS BUT IS NOT COMPLETE. ESENJAY WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION CERTAIN SOLICITATION/RECOMMENDATION MATERIALS RELATING TO THE OFFER THAT ARE MORE COMPLETE. THOSE FILINGS CONTAIN IMPORTANT INFORMATION THAT ESENJAY SHAREHOLDERS ARE STRONGLY ADVISED TO READ IN THEIR ENTIRETY. ESENJAY SHAREHOLDERS CAN GET THIS ADDITIONAL SOLICITATION/RECOMMENDATION INFORMATION AND OTHER DOCUMENTS REGARDING ESENJAY AND THE OFFER AT NO COST AT THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION (WWW.SEC.GOV) AND MAY OBTAIN FREE COPIES OF THESE DOCUMENTS FROM ESENJAY. THE COMPANY'S WEBSITE IS WWW.ESENJAY.COM. FOR OTHER INFORMATION, CONTACT ESENJAY AT IRINFO@ESENJAY.COM OR BY CALLING THE COMPANY AT 713-739-7100.

 [CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION]

Certain statements contained herein that set forth management's intentions, plans, beliefs, expectations or predictions of the future are forward-looking statements. The risks and uncertainties include, but are not limited to, normal risks associated with closing of acquisition transactions, potential delays in timing, regulatory uncertainties, as well as general industry and market conditions. Additional information concerning factors that could cause actual results to vary materially is contained in Esenjay's periodic filings with the U.S. Securities and Exchange Commission ("SEC"), all of which may be obtained by contacting Esenjay or the SEC.